Exhibit 10.1

September 3, 2015
1765 Greensboro Station Place
7th Floor
Tysons Corner, VA 22102
Main 703.226.3500
www.cvent.com

Cynthia Russo
11530 Fox River Drive
Ellicott City, MD 21042

Dear Cindy,

Cvent, Inc. (the “Company”) takes great pleasure in offering you employment with our Company as Executive Vice President and Chief Financial Officer (the “Executive”). You will report to the Chief Executive Officer. Your start date will be on or before September 28, 2015.

The terms and conditions set forth below supersede and cancel all prior oral or written negotiations, agreements, and commitments that may exist.

Compensation and Benefits

1.
Salary. Your initial base compensation rate will be $16,666.67, per semi-monthly pay period, which is the equivalent to a rate of $400,000 annually, and is subject to all federal, state, and local taxes as well as other applicable deductions and withholdings (the “Base Salary”). Your next Base Salary review will occur in October 2016.

2.
Bonus. In addition to your base pay, you will also participate in the Company’s Short-Term Incentive Plan and be eligible for a target incentive bonus of 50% (“Incentive Bonus”) of your Base Salary. The target incentive represents the amount payable at full achievement of all Short-Term Incentive Plan objectives. The Incentive Bonus is prorated based on the number of months you work during the performance period, which runs from January 1 to December 31. The Incentive Bonus will be paid to you in Q1 2016 at the same time the other participants in the Short-Term Incentive Plan are paid. All bonus payments are subject to the Executive still being employed by the Company at the time of payment.

Equity Grant and Vesting

You are also eligible to participate in the Company’s 2013 Equity Incentive Plan. The 2013 Equity Incentive Plan provides for periodic grants of Cvent equity, currently in the form of stock options and restricted stock units. In addition to the grants set forth below, starting in Q1 2017, as with other Section 16 officers, you will be eligible to receive an annual equity award as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion (after consultation with its compensation consultant) with an aggregate award comparable to (i) award levels granted to the other Section 16 officers and (ii) target percentiles for CFOs in the Company’s peer group.

To induce you to join the Company,

•
on October 15, 2015, subject to the Compensation Committee’s approval, you will receive a one-time new-hire equity award with an aggregate award value of $1,300,000 with 50% of such award in the form of restricted stock units and the remaining 50% of such award in the form of options to purchase the Company’s common stock. Both your restricted stock units and stock options comprising the new-hire equity award shall vest over 4 years, with 50% of the equity grant vesting 24 months after your start date. The next 25% will vest at the end of the 36th month of full-time employment and finally the last 25% will vest at the end of the 48th month of full-time employment; and

•
on or about March 15, 2016, subject to the Compensation Committee’s approval, you will receive an additional equity award with an aggregate award value of $541,667 with 50% of such award in the form of restricted stock units and the remaining 50% of such award in the form of options to purchase the Company’s common stock. Both your restricted stock units and stock options comprising this additional equity award shall vest over 4 years, with the first 25% of the equity grant vesting on September 28, 2017, the next 25% of the equity grant vesting on second anniversary of the grant (i.e., on or about March 15, 2018), the third 25% of the equity grant vesting on the third anniversary of the grant (i.e., on or about March 15, 2019), and the final 25% of the equity grant vesting on the fourth anniversary of the grant (i.e., on or about March 15, 2020).

You will receive a separate communication describing the details of any grant you receive, including the Company’s 2013 Equity Incentive Plan and your award agreements. All grants of equity are contingent upon execution by you of the applicable agreements. Of course, among other requirements that will be further described in your award agreements, you must continue to be a full-time employee in good standing on the vesting date for the shares to vest to your ownership.

Vacation and Other Benefits

In addition to the Company's eight (8) paid holidays and one (1) floating holiday, you will be eligible to accrue four (4) weeks paid time off (PTO) (this is vacation and sick leave combined). You are also eligible for medical, dental and vision insurance coverage, life insurance, long-term disability insurance, and 401k participation.
Payments and Benefits Following Termination of Employment

Termination by the Company Without Cause or by the Executive for Good Reason. The Executive’s employment may be terminated at any time (i) by the Company Without Cause or (ii) by the Executive for Good Reason by written notice of termination to the other party setting forth the effective termination date and a reasonably detailed explanation of the basis of such termination.  In the case of termination Without Cause, the Company shall provide a 30-day notice to Executive. In the case of resignation with Good Reason, Executive shall provide a 45-day notice to the Company of the existence of the circumstances providing grounds for resignation with Good Reason and the Company has had at least 5 business days from the date on which such notice is provided to cure such circumstances.  If the Company elects to terminate Executive’s employment Without Cause, or if Executive resigns for Good Reason, Executive shall receive all Accrued Obligations (as defined below) and, subject to the section below entitled “Conditions to Receipt of Without Cause Payment and Change in Control Severance Payment”:

a.
A lump sum payment equal to twelve (12) months of Base Salary and a prorated portion of your Incentive Bonus at target (based on the number of months you work during the performance period, which runs from January 1 to December 31; provided, however, in no case will the amount of prorated Incentive Bonus be less than three (3) months), as in effect at the time of termination, less applicable taxes and other required withholding, and less any monies owed by Executive to the Company (the “Without Cause Payment”),

b.
Provided Executive timely elects COBRA continuation coverage under the Company’s medical plan and pays the full monthly premiums for such coverage, the Company will reimburse Executive the monthly premiums incurred by Executive until the earlier of (i) the expiration of a twelve (12) month period beginning on the day after the separation date (it being understood that such reimbursement will be taxable to Executive), and (ii) the date Executive enrolls for similar coverage under a plan of a subsequent employer, and

c.
If such separation occurs (i) before or on September 28, 2016, 25% of your new-hire equity award will vest immediately or (ii) after September 28, 2016, a prorated portion of all outstanding unvested equity awards under any equity incentive plan of the Company will automatically vest.

Termination in Connection with a Change of Control.  Upon the occurrence of a Change of Control (as defined below), 50% of all outstanding unvested equity awards held by the Executive under any equity incentive plan of the Company will automatically vest; provided, however, if Executive’s employment is terminated by the Executive for any reason other than Good Reason within 90 days after a Change of Control, any amounts earned by the Executive due to this acceleration will be recovered by the Company or its successor in interest. Further, if the employment of Executive is terminated Without Cause or Executive resigns for Good Reason within 12 months after a Change of Control, Executive shall receive all Accrued Obligations and, subject to the section below entitled “Conditions to Receipt of Without Cause Payment and Change in Control Payment”:

a.
A lump sum payment equal to twelve (12) months of Base Salary and Incentive Bonus at target, as in effect at the time of termination, less applicable taxes and other required withholding, and less any monies owed by Executive to the Company (the “Change in Control Payment”),

b.
Provided Executive timely elects COBRA continuation coverage under the Company’s medical plan and pays the full monthly premiums for such coverage, the Company will reimburse Executive the monthly premiums incurred by Executive until the earlier of (i) the expiration of a twelve (12) month period beginning on the day after the separation date (it being understood that such reimbursement will be taxable to Executive), and (ii) the date Executive enrolls for similar coverage under a plan of a subsequent employer, and

c.	Acceleration of the vesting of the remaining 50% of outstanding equity awards under any equity incentive plan of the Company.

Termination for Cause or Resignation Other than for Good Reason.  Executive’s employment may be terminated at any time by the Company with Cause or by the Executive for any reason other than Good Reason by written notice of termination to the other party setting forth the effective termination date. In the case of resignation without Good Reason, Executive shall provide a 90-day notice to the Company.  In the case of termination by the Company for Cause, the notice of termination shall set forth a reasonably detailed explanation of the basis on which the Company claims Cause for the termination.  In the event that (i) Executive’s employment is terminated by the Company at any time for Cause or (ii) Executive terminates employment at any time for any reason other than Good Reason, then, in any such case, upon the termination of Executive’s employment, the Executive shall be entitled to receive from the Company all Accrued Obligations.  Executive shall not be entitled to receive any other payments or benefits by or from the Company except as otherwise required pursuant to COBRA and the terms of any Company employee benefit plan, including, without limitation, any Company equity incentive plan.

Conditions to Receipt of Without Cause Payment and Change in Control Payment.  As a prior condition to Executive receiving any Without Cause or Change in Control Payment, Executive shall satisfy the following conditions:

Release.  Executive shall execute a Separation Agreement and Release in substantially the form attached to this offer letter as Exhibit A (the “Release”) within such period as is specified in the Release and this section after termination of Executive’s employment (whether by the Company or by Executive) and not later revoke such Release.  The form of Release shall be provided to Executive within five days following the termination of Executive’s employment.  Executive shall forfeit all rights to the either the Without Cause Payment or Change in Control Payment unless such Release is signed and delivered and no longer subject to revocation (if applicable) within 45 days following the date of Executive’s termination.

Other Conditions and Agreements.  Executive shall comply with the Non-Disclosure, Invention, Non-Competition and Non-Solicitation Agreements.

Termination Due to Death or Disability.  Executive’s employment shall terminate immediately upon the death or Disability (as defined below) of the Executive.  In any such case, the Executive, or Executive’s estate, shall be entitled to receive from the Company all Accrued Obligations and shall be entitled to no other payments or benefits by the Company except as otherwise required for a direct family dependents pursuant to COBRA and the terms of any Company employee benefit plan, including, without limitation, any Company equity incentive plan or disability insurance plans. Notwithstanding the foregoing, if Executive dies or becomes Disabled prior to September 28, 2016, 25% of the granted restricted stock and stock options will automatically vest.

Section 409A Matters.
a. For purposes of this offer letter, no payment will be made to Executive upon termination of Executive’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated thereunder.
b. To the extent any payments to which Executive becomes entitled under this offer letter, or any agreement or plan referenced herein, in connection with Executive’s separation from service from the Company constitute deferred compensation subject to Section 409A of the Code (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the sixtieth (60th) day following Executive’s separation from service. Any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments will be made as provided herein.
c. If Executive is deemed at the time of such separation from service to be a “specified” employee under Section 409A of the Code, then any Deferred Payment(s) shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code with the Company or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum.
d. To the extent any payments to which Executive becomes entitled under this offer letter, or any plan referenced herein, in connection with Executive’s separation from service from the Company constitute deferred compensation subject to Section 409A of the Code, the Executive and the Company may make changes to the terms set forth herein to avoid adverse tax consequences under Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
 Definitions.

a.“Accrued Obligations” shall mean: (A) Executive’s full Base Salary accrued as of the last day of Executive’s employment with the Company; (B) a cash payment covering all accrued and unused paid time off (if any) earned through the last day of Executive’s employment with the Company; and (C) any unreimbursed business expenses.

b.“Good Reason” except as provided below, for all purposes under this offer letter, “Good Reason” means Executive’s resignation or other termination of employment due to the occurrence of any of the following events: (A) without Executive’s express written consent, the substantial reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction; (B) other than with Executive’s express written consent or in connection with Company austerity measures applicable to all or a significant percentage of employees who are Section 16 officers, a material reduction by the Company in Executive’s base compensation or Incentive Bonus target as in effect immediately prior to such reduction; (C) without Executive’s express written consent, a material reduction by the Company in the kind or level of employee benefits package; (D) without Executive’s express written consent, Executive’s relocation to a facility or a location more than 50 miles from Executive’s then present location; (E) a material adverse change in the reporting structure applicable to Executive; (F) any material breach by the Company of any provision of this offer letter or any other agreement between the Company and the

Executive; (G) any purported termination of Executive by the Company which is not for death, Disability or for Cause; or (H) the failure of the Company to obtain the assumption of this offer letter by any successors.

c.“Cause” shall mean a termination of Executive’s employment for any of the following reasons:  (A) gross and willful failure to perform employment duties as reasonably requested by the Company; (B) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs Executive’s ability to perform services for the Company; (C) a material breach of fiduciary duty, including fraud, embezzlement, dishonesty, duty of loyalty, conflict of interest or any intentional action that, in each case, materially injures the Company as determined in good faith by the Company’s Board of Directors; or (D) a material breach of the At-Will Employment, Non-Disclosure, Invention, Non-Competition and Non-Solicitation Agreement.  In all of the foregoing cases, the Company shall provide written notice to Executive indicating in reasonable detail the event or circumstances that constitute Cause under this offer letter and the Company will provide Executive 45 days to cure such breach or failure prior to termination for Cause.  During such 45-day cure period, the Company may place Executive on unpaid leave.  A termination of Executive’s employment by the Company in any other circumstance or for any other reason will be a termination “Without Cause.” No failure to act shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s actions or omissions were in the best interests of the Company.

d.“Disability” shall mean Executive is physically or mentally unable regularly to perform Executive’s duties hereunder for a period in excess of 60 consecutive days or more than 90 days in any consecutive 12 month period.  The Company shall make a good faith determination of whether Executive is physically or mentally unable to regularly perform Executive’s duties subject to its review and consideration of any physical and/or mental health information provided to it by Executive.

e.“Change of Control” shall mean:  (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (b) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (c) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company.

Miscellaneous

You will be required to execute the Company's Executive Non-Disclosure, Invention, Non-Competition and Non-Solicitation Agreement (attached hereto as Exhibit B) as well as complete a satisfactory criminal background, credit, and reference checks as a condition of employment.

You agree to provide the Company within three (3) days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.

Within thirty calendar days of being presented with a receipt, the Company shall reimburse Executive for the Executive’s reasonable legal fees incurred in negotiating and drafting this offer letter, provided that such reimbursement shall not exceed $5,000.

This letter is not to be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at will, allowing either you or the Company to terminate your employment at any time, for any reason. Additionally, you acknowledge that no employee other than the Company CEO has the authority to enter into an agreement for employment for a specified time, or to make an agreement contrary to the foregoing terms of employment.

Sincerely yours,

Cvent, Inc.

/s/Reggie Aggarwal
_____________________________
Reggie Aggarwal
Chief Executive Officer

The foregoing correctly sets forth the terms of my employment with Cvent, Inc. I am not relying on any representations other than as set forth above. I agree and accept the above offer from Cvent, Inc.

Name:    /s/Cynthia Russo                        Date:        9/3/2015
Cynthia Russo

EXHIBIT A: FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release of Claims (“Agreement”) is made by and between _________________ (“Employee”), an individual, and Cvent, Inc., a corporation doing business in the Commonwealth of Virginia (“Cvent” or “the Company”).

WHEREAS, Cvent has determined that it is in the best business interests of the Company to discontinue the Employee’s employment effective _____________ (“Separation Date”).

WHEREAS, Cvent desires to provide Employee with some separation benefits to assist Employee in the period of transition following Employee’s termination, even though Employee is not entitled to such separation pay under Company policy;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Final Payments. Regardless whether Employee signs this Agreement, Employee shall receive the following:

a.	Final Pay. Cvent shall pay Employee’s salary through the Separation Date, less applicable taxes and other required withholding, in accordance with regular payroll procedures.

b.
Vacation. Cvent shall pay out to Employee any unused personal time off (PTO) that has accrued through the Separation Date, less all required withholdings, in the next pay period following the Separation Date.

c.
Group Health Plan.  Provided eligibility requirements are met, Employee and currently enrolled dependents shall be eligible to continue participation in the Cvent group medical plan pursuant to the health care continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Employee shall be solely responsible for electing such coverage by properly returning the COBRA election form that Employee will receive.

2.
Separation Benefits. In consideration of Employee’s execution of this Agreement, including the release set forth herein, Employee shall receive the following [as may be modified by specific agreement]:

a.
Cvent agrees to pay Employee the “Without Cause Payment” or the “Change in Control Payment” (as each term is defined in that certain offer letter between the Company and the Employee dated September 3, 2015 (the “Offer Letter”)) in accordance with the terms of the Offer Letter.

b.
Payment of COBRA Premiums. Provided Employee is eligible for and timely elects COBRA coverage, as referenced above, Cvent will pay the entire cost of COBRA coverage for Employee and currently enrolled dependents for the first 12 months of Employee’s COBRA group health plan coverage, after which Employee shall be solely responsible for payment of such premiums.

c.	Acceleration of Equity. Acceleration of the vesting of __% of outstanding equity awards under any equity incentive plan of the Company or in accordance with the terms of the Offer Letter.

d.
Resignation. At Employee’s option, Employee may choose to have Employee’s separation noted in the Company’s employment records as a resignation by submitting a simple letter of resignation within three (3) days of Employee’s execution of this Agreement. Nothing herein shall preclude Cvent from answering truthfully any government inquiries pertaining to such separation.

Except as set forth in this Agreement or as required by federal or state law and/or under the terms of any of the Company’s qualified plans, this Agreement sets forth the full extent of severance and benefits to which Employee is or may be entitled as a result of the separation of Employee’s employment with Cvent, and Employee shall not be entitled to any additional compensation relating to Employee’s employment or separation from employment.

3.
Return of Equipment and Documents. Employee certifies by execution of this Agreement that Employee has returned to Cvent any and all equipment and documents (whether in hard copy or electronic form) belonging to the Company, except that Employee may retain documents pertaining exclusively to Employee’s employment such as payroll stubs, benefits information, etc.

4.
Release. Employee, on Employee’s own part and on behalf of Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, hereby covenants not to sue and fully releases, acquits, and discharges Cvent, and its parent(s), subsidiaries, affiliates, owners, directors, officers, agents, employees, shareholders, representatives, assigns, insurers, and successors (collectively referred to as "Cvent Releasees") with respect to and from any and all claims, agreements, contracts, actions, suits, causes of action, attorneys' fees, damages, and liabilities of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has owned or held against Cvent Releasees at any time up to the date of this Agreement, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with Cvent or Employee’s separation from employment from Cvent.

Should any third party bring any action or claim against Cvent on Employee’s behalf, Employee acknowledges and agrees that the Agreement provides him/her with full relief and s/he will not accept any additional relief. If the release of any one claim described herein is found invalid, Employee acknowledges and agrees that such invalidity has no affect on the validity of any other release of claim.
Employee affirms s/he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Cvent in any forum, proceeding, or venue. Employee further affirms that s/he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to her except as provided in this Agreement. Employee further represents that she is not aware of any facts that would give rise to an action under the Family and Medical Leave Act (FMLA).

Nothing in this Agreement shall be construed as prohibiting Employee from participating in any investigation or proceeding conducted by the EEOC or by a comparable state or local human rights agency. Notwithstanding the foregoing, by signing this Agreement, Employee is agreeing to waive Employee’s right to recover monetary damages associated with any charge, complaint, or lawsuit filed with any such agency.

Waiver of Claims Under the Age Discrimination in Employment Act. Employee recognizes that, in signing this Release of Claims, Employee is waiving Employee’s right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq. (“ADEA”) arising prior to the date that Employee executes this Release. Employee understands that Employee may take twenty-one (21) days from the date this Release is presented to Employee to consider whether to execute this Release. Employee is advised that Employee may wish to consult with an attorney prior to execution of this Release. Once Employee has executed this Release, Employee may revoke the Release at any time during the seven (7) day period following Employee’s execution of the Release. After seven (7) days have passed following Employee’s execution of this Release, Employee’s execution of this Release shall be final and irrevocable.

5.
Confidentiality.  Employee recognizes that the Separation Benefits are confidential in nature and agrees that Employee shall not directly or indirectly divulge, communicate, display, publish, or reveal the nature and terms of the Separation Benefits to any person, including, without limitation, any past, present or future employee of, or any applicant for employment with Cvent, any other person and any attorney to any such person, and any member of the news media, except as follows: (a) Employee’s immediate family; (b) the Company’s executive officers; (c) any governmental agency when such disclosure is required by federal, state or local law, including tax laws; (d) any party when such disclosure is required by a subpoena issued by a court of competent jurisdiction, and (e) any professional advisors retained by Employee. With respect to each of the limited exceptions set forth above, Employee shall inform the person or persons to whom Employee discloses information regarding this Agreement of the confidential nature of this Agreement.

6.
Cooperation Clause.  Employee agrees that Employee will cooperate with Cvent in its investigation, defense or prosecution of any potential or actual claim or lawsuit by or against Cvent. As used herein, the term “cooperate” means being available from time to time for meetings with counsel, not communicating with non-governmental parties known to be adverse to Cvent except by way of deposition or trial testimony, being available for deposition and trial testimony upon instruction of counsel for Cvent, and executing those documents and truthful affidavits requested from time to time by counsel to Cvent, provided, however, that nothing herein shall preclude Employee from responding to or participating in any inquiry by any government agency. Cvent agrees that it will reimburse Employee for any lost wages or leave, as well as any reasonable expenses, Employee incurs in assisting Cvent in any such matter.

7.
Nondisparagement. Employee covenants and agrees that Employee will not at any time, directly, indirectly or through any entity in which Employee is an officer, director, employee, consultant, or shareholder, either orally, in writing, or through any medium (including, but not limited to, television or radio, newspapers, magazines, computer networks or bulletin boards, or any other form of communication), disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of Cvent, or any officer, director, employee, agent or representative of Cvent, provided, however, nothing herein shall preclude Employee from testifying truthfully pursuant to a lawfully issued subpoena or from truthfully responding to or participating in any government inquiry.

8.
Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Employee’s employment and separation of employment, and the other subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, except that Employee shall continue to be obligated to comply with the terms of any restrictive covenant or confidentiality agreement Employee executed in connection with Employee’s employment with the Company. This Agreement may not be amended or modified except by an agreement in writing signed by both parties. The drafting of this Agreement shall be deemed a mutual endeavor by all parties, and shall not be construed against any single party as the drafter.

9.	Counterparts. For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

10.	Governing Law. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the Commonwealth of Virginia.

11.
Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

12.
Enforcement; Attorneys’ Fees. Should either party be required to bring a legal action to enforce the terms of this Agreement, including the terms of the release, the prevailing party in such action shall be entitled to receive its attorneys’ fees and costs incurred in bringing such action.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT
INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

CVENT, INC.

By:
[Employee Name]             Date                            Date
Title:

EXHIBIT B: EXECUTIVE NON-DISCLOSURE, INVENTION,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
In consideration for the agreement of Cvent, Inc., its affiliates, successors or assigns (together "Cvent") to employ or hire me as an employee or consultant, my continued employment, my receipt of the compensation to be paid to me by Cvent, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:
1.Definition of Confidential Information. I acknowledge that I may be furnished or have access to confidential, proprietary or trade secret information relating to Cvent's past, present or future (a) products, processes, formulas, patterns, compilations, programs, devices, methods, manufacturing protocols, techniques, inventions, software, and improvements thereto; (b) research and development activities, (c) designs and technical data; (d) marketing or business development activities, including without limitation prospective or actual bids or proposals, pricing information and financial information; (e) customers or suppliers; or (f) other administrative, management, planning, financial, marketing, purchasing or manufacturing activities. All of this type of information, whether it belongs to Cvent or was provided to Cvent by a third party with the understanding that it be kept confidential, and any documents, diskettes or other storage media, or other materials containing this type of information, is proprietary and confidential to Cvent ("Confidential Information").
2.Non-Disclosure Obligations. Both during and after my employment or engagement with Cvent, I agree to preserve and protect the confidentiality of Confidential Information, and not to (a) disclose or disseminate Confidential Information to any third party, including without limitation employees or consultants of Cvent without a legitimate business need to know; (b) remove Confidential Information from Cvent's premises or make copies of Confidential Information, except as required to perform my responsibilities to Cvent; or (c) use Confidential Information for my own benefit or for the benefit of any third party. I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential or proprietary nature of such Confidential Information. If I am not certain whether or not information is confidential, I will treat that information as Confidential Information until I have verification from Cvent's Chief Executive Officer that the information is not Confidential Information.
3.Exceptions. Cvent agrees that the obligations in Section 2 do not apply to any information that I can establish by documentary evidence (a) is in the public domain without a breach of this Agreement by me or a third party's breach of any obligation to maintain the confidentiality of the information; (b) was disclosed to me by a third party without breach of any confidentiality obligation; or (c) was independently developed by me without use of or access to the Confidential Information. Nothing in this Agreement prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, from making disclosures that are protected under the whistleblower provisions of federal law or regulation, or from reporting ethical or compliance concerns to the Cvent ethics hotline.
4.Former Employer Information. I agree that I will not, during my employment or engagement with Cvent, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not bring onto the premises of Cvent any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
5.Inventions and Works Retained and Licensed. I have attached hereto, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment or engagement with Cvent (collectively referred to as "Prior Works or Inventions"), which belong to me, which relate to Cvent's business, products, or research and development, and which are not assigned to Cvent hereunder, or, if no such list is attached, I represent that there are no such Prior Works or Inventions. If, in the course of my employment or engagement with Cvent, I incorporate into a Cvent product or process a Prior Work or Invention owned by me or in which I have an interest, Cvent is hereby granted and shall have a nonexclusive, royalty-free, assignable, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Work or Invention as part of or in connection with such product or process.
6.Ownership of Works. I agree that Cvent owns all rights, including without limitation all trade secrets, patents and copyrights, in the following works that I create while I am employed or engaged by Cvent: (a) works that relate to or arise out of the actual or anticipated business of Cvent, (b) works that relate to or arise out of any task assigned to me or work I perform for Cvent, and (c) works that result from the use of Cvent's time, materials, employees, facilities, supplies, information, or trade secrets (collectively "Works"). Because these Works will inevitably be based upon or somehow involve Cvent's business, products, services or methodologies, I agree that the Works will belong to Cvent even if I create them on my own time and using my own equipment and whether I create the Works on Cvent's premises or elsewhere. The Works belonging to Cvent include without limitation program code and documentation. I will promptly inform an officer of Cvent of any Works I create. To the extent that the Works do not qualify as works made for hire under U.S. copyright law, I hereby irrevocably assign to Cvent the ownership of, and all rights of copyright and all other proprietary rights in, the Works. Cvent will have the right to hold in its own name all rights in the Works, including without limitation all rights of copyright, trade secrets and trademark. I agree to give Cvent or its designee all assistance reasonably required to perfect these rights, whether during the term of this Agreement or thereafter.
7.Ownership of Inventions. I hereby irrevocably assign to Cvent my entire right, title and interest in any invention, technique, process, method, device, discovery or improvement, whether patentable or not, made or conceived solely or jointly by me while I am employed or engaged by Cvent that (a) is created using Cvent's time, materials, employees, facilities, supplies, information, or trade secrets; (b) relates to or arises out of the actual or anticipated business, including without limitation the research and development activities, of Cvent; or (c) relates to or arises out of any task assigned to me or work I perform for Cvent (collectively "Inventions"). I will promptly make full written disclosure to an officer of Cvent of any Inventions I develop. I will, upon request, promptly execute a specific assignment of title to Cvent and do anything else reasonably necessary to enable Cvent or its designee to secure patent, trade secret or any other proprietary rights protection in the United States and foreign countries, whether during or after the term of this Agreement.
8.Maintenance of Records. I agree to keep and maintain adequate and current written records of all Works and Inventions made by me (solely or jointly with others) during the term of my employment or engagement with Cvent. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Cvent. The records will be available to and remain the sole property of Cvent at all times.
9.Return of Confidential Information. I agree to return to Cvent all Confidential Information, and all written and tangible material in my possession incorporating the Confidential Information or otherwise relating to Cvent’s business, in my possession, custody or control immediately upon the termination of my employment with or engagement by Cvent, or earlier if Cvent requests.
10.Notification of New Employer. I hereby grant consent to notification by Cvent to any person or entity that employs or engages me in the future about my rights and obligations under this Agreement.
11. Representations and Warranties. I represent and warrant that (a) I am able to perform my responsibilities to Cvent and that my ability to work for or provide services to Cvent is not limited or restricted by any agreements or understandings between me and other persons or entities; (b) I will not disclose to Cvent, its employees, consultants, clients, teaming partners or suppliers, or induce any of them to use or disclose, any confidential information or material belonging to others, except with the written permission of the owner of the information or material; and (c) any information, material or product I create or develop for, or any advice I provide to, Cvent, its employees, consultants, clients, teaming partners or suppliers, will not rely or be based on confidential information or trade secrets I obtained or derived from a source other than Cvent. I agree to indemnify and hold Cvent harmless from damages, claims, costs and expenses based on or arising from the breach of any agreement or understanding between me and another person or company or from my use or disclosure of any confidential information or trade secrets I obtained from sources other than Cvent.
12.Non-Competition and Non-Solicitation. I acknowledge that the nature of the Cvent’s business is highly competitive, that Cvent provides or markets its services in the entire Restricted Area (as defined below), that I have performed or will perform work for Cvent in the Restricted Business Lines (as defined below), and that Cvent’s legitimate business needs require that I refrain, for a reasonable period of time, from certain activities that would harm Cvent’s legitimate business interests after the conclusion of my employment with Cvent. Therefore, as a condition of my continued employment with Cvent, I agree as follows:
(a)    Definitions. For purposes of this Agreement, the following terms shall be defined as follows:
“Company Customer” means any person or entity to whom Cvent provided goods or services within the three year period immediately prior to the termination of my employment and who I solicited on behalf of Cvent and/or with whom I interacted on behalf of Cvent.

“Cvent Employee” means an individual who, at the time of or within the 6 month period immediately preceding the solicitation or hiring, is/was employed by Cvent.
“Prospective Customer” means any person or entity whom I, at any time during the twelve (12) month period preceding the termination of my employment, was involved in soliciting or making a proposal to, on behalf of the Company, for the provision of goods or services.
“Restricted Area” means the United States of America.
“Restricted Business Lines” means web-based event planning and registration (including strategic meetings management, eMarketing, web-based surveys, venue and services search and selection tools, and other enterprise event management software) of the nature and kind sold, provided, or produced by Cvent during my employment with Cvent.
“Restricted Competitor” means any business entity (or subsidiary or affiliate thereof) listed on the attached Exhibit D to this Agreement, as it may be amended from time to time.
(b)    Non-Competition in the Restricted Area. I agree that during my employment and for 12 months after the conclusion of my employment with Cvent for any reason, I will not compete with Cvent anywhere in the Restricted Area by serving in a competitive capacity on behalf of any person (including myself) or entity (including a sole proprietorship) that engages in the Restricted Business Lines. For purposes of this Section 12(b) and the next Section 12(c), “competitive capacity” shall mean any form of employment or service which involves (i) the same or substantially similar duties and responsibilities as my position with Cvent or supervision of others performing such duties, or (ii) sale, marketing, design, or development of products or services which compete with Cvent products or services.
(c)    Non-Competition with a Restricted Competitor. I agree that during my employment and for 12 months after the conclusion of my employment with Cvent for any reason, I will not compete with Cvent by serving in a competitive capacity with, for, or on behalf of any Restricted Competitor.
(d)    Non-Piracy of Company Customers and Prospective Customers. I agree that during my employment and for two (2) years after the conclusion of my employment with Cvent for any reason, I will not, within the Restricted Area, solicit or service any Company Customer or Prospective Customer for the purposes of providing goods or services within the Restricted Business Lines. I understand that this will not prevent me from providing goods or services to a Company Customer or Prospective Customer where such goods or services are outside of the Restricted Business Lines and thus do not compete with Cvent.
(e)    Non-Preparation to Compete. I agree that during my employment and for 12 months after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, own an interest in, purchase, organize or take preparatory steps for the organization of, any business competing with Cvent in the Restricted Business Lines within the Restricted Area.
(f)    Non-Solicitation of Cvent Employees. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, solicit or induce any Cvent employee to leave his/her employment with Cvent.
(g)    Non-Hiring of Cvent Employees. I agree that during my employment and for eighteen (18) months after the conclusion of my employment with Cvent for any reason, I will not, directly or indirectly, hire or assist any other person or entity in hiring any Cvent Employee to serve in any business competing with Cvent in the Restricted Business Lines.
(h)     Reformation. In the event that one or more of the provisions herein shall for any reason be held to be invalid or unenforceable, the parties hereto expressly agree and authorize the court to modify the agreement so as to render such agreement or provision thereof valid and enforceable.
(i)    Severability. Each of subsections 12(b), 12(c), 12(d), 12(e), 12(f) and 12(g) are severable and, therefore, in the event that one or more of the provisions herein shall for any reason be held to be invalid or unenforceable, the parties agree the offending subsection may be severed and the remaining subsection enforced to the fullest extent.
In addition, each of subsections 12(b), 12(c), 12(d), 12(e), 12(f) and 12(g) are separable and independently enforceable of each other and of any legal obligations that may exist between Cvent and myself.  The real or perceived existence of any claim or cause of action by me against Cvent, whether predicated on this Agreement or some other basis, shall not alleviate me of my obligations under this Agreement and shall not constitute a defense to the enforcement by Cvent of the restrictions and covenants contained herein.
Notwithstanding the foregoing, nothing contained in this Section 12 shall prohibit me from making investments in any corporation whose securities are regularly and publicly traded on a national stock exchange or the Nasdaq National Market, provided that such investments shall not result in my owning beneficially at any time more than 1% of the equity securities of any corporation (other than Cvent) which is engaged in the Restricted Business.
13.Damages and Injunctive Relief. I acknowledge and agree that:
(a)    My obligations under this Agreement have a unique and substantial value to Cvent and I understand that I remain obligated to comply with such obligations even if I voluntarily or involuntarily terminate my employment or engagement with Cvent. I understand that if I violate this Agreement at any time, Cvent may be able to recover monetary damages from me and/or the other relief described below.
(b)    A violation or even a threatened violation of this Agreement is likely to result in irreparable harm to Cvent and monetary damages alone would not completely compensate Cvent for the harm. Accordingly, Cvent may seek to obtain an injunction at a court of competent jurisdiction prohibiting me from violating this Agreement, an order requiring me to render specific performance of the Agreement, and/or other appropriate equitable remedies.
(c)    If a court determines that I have breached or attempted or threatened to breach this Agreement, I consent to the granting of an injunction restraining me from further breaches or attempted or threatened breaches of this Agreement, compelling me to comply with this Agreement, and/or prescribing other equitable remedies.
(d)    I acknowledge that the damages Cvent would incur in the event of my breach of this Agreement would be substantial and would be difficult to calculate with precision. Therefore, I agree that, if a court determines that I have breached this Agreement, as liquidated damages for this breach of this Agreement and not as a penalty, I waive all compensation I would otherwise have been entitled to after the time of my breach and also agree to return all shares I may have purchased under option and waive my right to exercise and vested but unexercised shares I would otherwise be entitled to. As an additional sum of liquidated damages and not as a penalty, if a court determines that I have breached the non-solicitation prohibitions of this Agreement, I further agree that Cvent will be entitled to an additional sum of liquidated damages equal to one times the annual salary of each employee(s) who leave Cvent as a result of this breach. I agree that the liquidated damages set forth in this Section are reasonable compensation to Cvent in the event of my breach(es) of this Agreement, and I hereby waive any defense to the enforceability of this Section on the grounds that these liquidated damages are void as penalties.
14.At-Will Employment Status. I understand and acknowledge that my employment with Cvent is for no specified term and constitutes “at-will” employment. I acknowledge that my employment relationship may be terminated at any time, with or without good cause or for any or no cause, at my option or at the option of Cvent, with or without notice. Nothing in this Agreement shall be construed as a commitment or guarantee of my continued employment or engagement.
15.Miscellaneous Provisions.
(a)    No failure to act by Cvent will waive any right contained in this Agreement. Any waiver by Cvent must be in writing and signed by an officer of Cvent to be effective.
(b)    The provisions of this Agreement are applicable to Confidential Information, Works and Inventions disclosed, created, developed or proprietary before or after I sign this Agreement.
(c)    This Agreement is to be construed according to its fair meaning and not strictly for or against either party.
(d)    This Agreement will be governed by the laws of the Commonwealth of Virginia without regard to any conflict of law principles. The federal and state courts encompassing Arlington, Virginia shall have exclusive jurisdiction and venue to adjudicate any dispute arising out of this Agreement, and I expressly consent to the personal jurisdiction of such courts. The parties waive their right to a jury trial.

(e)    In any such action between the parties, the existence of any claim of mine or cause of action by me against Cvent, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Cvent of the restrictions, covenants and agreements contained herein.
(f)    If any provision of this Agreement conflicts with the law of the Commonwealth of Virginia or if any provision is held invalid by a court with jurisdiction over the parties to this Agreement, the provision will be deemed to be restated to reflect as nearly as possible the parties' original intentions in accordance with applicable law, and the remainder of the Agreement will remain in full force and effect. If it is not possible to restate the provision in a legal and valid manner, then the provision will be deemed not to be a part of the Agreement and the remaining provisions will remain in full force and effect.
(g)    This document constitutes the entire agreement between Cvent and me concerning the matters addressed in this Agreement and it supersedes any prior agreement concerning those matters. This Agreement may not be changed in any respect except by a written agreement signed by both parties. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. My rights and obligations under this Agreement, including but not limited to those under Section 12, may be freely assigned by Cvent without notice to me.
(h)    This Agreement may be assigned and inure to the benefit of Company or any successor of Company whether by merger, sale of assets, reorganization or otherwise.
(i)    All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

Signature:
Print Name:
Date:

EXHIBIT C: PRIOR WORKS OR INVENTIONS

Title	Date	Identifying Number or Brief Description

___ Additional Sheets Attached

I hereby represent that, except as described on the above list, I have no Prior Works or Inventions, which belong to me, which were made by me prior to my employment or engagement with Cvent, which relate to Cvent’s business, products, or research and development, and which are not assigned to Cvent hereunder.

Signature:
Print Name:
Date: